Exhibit 3.133

CERTIFICATE OF INCORPORATION

OF

WORLD SYSTEMS INC.

1. The name of the corporation is World Systems Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of $1.00 per share, amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The name and mailing address of each incorporator is as follows:

NAME	ADDRESS
M.A. Brzoska	Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

D.J. Murphy	Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

D.M. Dembkowski	Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8. The corporation reserves the right to alter, amend, changed or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

10. This certificate of incorporation shall be effective upon filling.

WE, THE UNDERSIGNED, being each of the incorporators hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein state are true, and accordingly have hereunto set our hands this 25th day of February, 1999.

/S/ M.A. Brzoska
M.A. Brozoska

/S/ D.J. Murphy
D.J. Murphy

/S/ D.M. Dembkowski
D.M. Dembkowski